EXHIBIT 99.1 - EXHIBIT A TO
SCHEDULE 13G
Exhibit 99.1

EXHIBIT A

Joint Filing Agreement

This Joint Filing Agreement is dated as of December 31, 2010 by and among Vincent Gorguze, Gloria Gorguze and the Vincent and Gloria Gorguze Trust dated March 27, 1998.

WHEREAS, pursuant to Rule 240.13d-1(k) promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), the parties hereto have decided to satisfy their filing obligations under the Exchange Act by a single joint filing;

NOW THEREFORE, the parties hereto agree as follows:

1. The Schedule 13G/A with respect to PMFG, Inc. to which this agreement is attached as Exhibit A (Schedule 13G/A) is filed on behalf of each of the parties hereto.

2. Each of the parties hereto is eligible to use the Schedule 13G/A.

3. Each of the parties hereto is responsible for the timely filing of the
Schedule 13G/A and any amendments thereto, and for the completeness and accuracy of the information concerning such person or entity contained in the Schedule 13G/A; provided that each person or entity is not responsible for the completeness or accuracy of the information concerning any other person making such filing contained in the Schedule 13G, unless such person or entity knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties hereto have executed this Joint Filing Agreement as of the date first above written.



          /s/ Vincent Gorguze
        Vincent Gorguze

          /s/ Gloria M. Gorguze
        Gloria Gorguze


        Vincent and Gloria Gorguze Trust dated
      March 27, 1998

        By:  /s/ Vincent Gorguze
          Vincent Gorguze, Co-Trustee

        By:  /s/ Gloria M. Gorguze
          Gloria Gorguze, Co-Trustee